Exhibit 99.1

Contact: W. Scott Wenhold

Graphic Packaging Corporation

770-644-3062

GRAPHIC PACKAGING CORPORATION ANNOUNCES RESIGNATION OF CFO JOHN T. BALDWIN; DAN BLOUNT NAMED ACTING CFO

Marietta, GA., September 2, 2005 – Graphic Packaging Corporation (NYSE: GPK) announced that John T. Baldwin, Senior Vice President and CFO, has resigned to pursue other interests, effective August 31, 2005. Daniel J. Blount, Senior Vice President of Integration, has been appointed as acting CFO.

Mr. Blount’s strong financial background will ensure a smooth transition. Dan was appointed CFO of Riverwood Holding, Inc. in September 1998 and held such position until September 2003. Since the merger, Dan has served as the Senior Vice President of Integration responsible for achieving the synergies outlined in the merger agreement between the two companies.  Prior to joining the Company, Dan spent 13 years at Montgomery Kone where he most recently served as Senior Vice President of Finance. Prior to Montgomery Kone, Dan served in various financial roles with United Technologies and Ernst & Young. He will report directly to Stephen M. Humphrey, the Company’s President and CEO.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.